Exhibit 99.1

NextTrip’s JOURNY Expands Global Reach with Launch on Apple iOS, Roku, and Android

New Apps Deepen Audience Engagement and Extend JOURNY’s Rebrand Momentum Across Major Platforms

Santa Fe, NM – December 4, 2025 – NextTrip, Inc. (NASDAQ: NTRP) (“NextTrip,” “we,” “our,” or the “Company”), a technology-forward travel and media company defining the intersection of Media and Travel, today announced the completion and launch of JOURNY’s new apps for Apple iOS, Roku, and Android, making JOURNY’s expanding library of licensed and original travel content accessible across major connected devices and mobile platforms.

This milestone follows JOURNY’s recent Video-on-Demand (“VOD”) platform launch and represents the next phase of the channel’s global rebranding and audience growth initiative. The rollout enables viewers to stream JOURNY’s award-winning and original series anytime, anywhere, across television, mobile, and tablet, delivering immersive travel storytelling to a rapidly expanding global audience.

Looking ahead, NextTrip expects to complete the acquisition of the GoUSA TV platform and content library in December 2025, further expanding its media network and significantly enhancing its reach and ad-supported viewership. Together with JOURNY and its Southeast Asia distribution partnership with KC Global Media, scheduled to launch in the next few weeks, NextTrip projects its combined media ecosystem to reach approximately 250 million viewers in 2026 across a variety of platforms in dozens of countries.

Ian Sharpe, Chief Operating Officer of NextTrip Media, commented:

“JOURNY, like all modern brands, is strengthening its business by owning the connection with its customers. A mobile app is the highest form of owned channel: a permanent presence on the customer’s home screen, where no algorithm stands between us and our audience. Push notifications give us a direct, high-visibility line of communication, and the viewers who download our apps are typically our most valuable cohort, those with the highest engagement, the strongest intent, and the highest lifetime value.

“These new JOURNY apps give us a channel that strengthens our relationship with viewers and allows us to guide them seamlessly from inspiration to booking.”

“The JOURNY team is building something special, not just a channel but a true destination for travel storytelling. With our apps now live across Apple TV, Roku, iOS, and Android, JOURNY is in the hands of millions of new viewers worldwide. This completes the first stage of our multi-platform expansion and opens up new opportunities to connect viewers with destinations, brands, and real-world travel experiences through our ‘Watch. Scan. Book. Go.’ content-to-commerce model.”

Since NextTrip’s acquisition of JOURNY in April 2025, the Company has focused on reimagining the brand as a premium, globally accessible media platform that bridges inspiration to travel booking. NextTrip’s in-house technology and design teams engineer a best-in-class user experience across connected TV and mobile, ensuring JOURNY delivers a seamless, intuitive interface for discovering and engaging with content.

With the anticipated addition of GoUSA TV’s globally recognized travel content, JOURNY’s enhanced technology infrastructure, expanding distribution footprint, and growing slate of JOURNY Originals, the Company is advancing its vision to become one of the world’s leading free ad-supported (“FAST”) and VOD travel channels, seamlessly integrating content, commerce, and booking.

The rollout of multi-platform apps, combined with upcoming KC Global Media distribution and expected GoUSA integration, reinforces NextTrip’s media-to-travel flywheel ‘Watch. Scan. Book. Go.’ designed to inspire, engage, and seamlessly convert viewers into travelers.

About JOURNY (Powered by NextTrip)

JOURNY is a global travel and lifestyle channel showcasing cinematic storytelling from around the world. Available on major FAST, VOD, and mobile platforms, JOURNY features a growing catalog of licensed and original content that inspires viewers to explore, connect, and experience the world. JOURNY is part of the NextTrip ecosystem, where media meets technology through the Company’s proprietary “Watch. Scan. Book. Go.” content-to-commerce model.

About NextTrip

NextTrip, Inc. (NASDAQ: NTRP) is redefining travel at the intersection of media and technology through a vertically integrated ecosystem that combines immersive content, smart booking tools, and premium services to inspire travelers first and seamlessly convert that inspiration into bookings. Powered by its proprietary NXT2.0 engine, NextTrip offers solutions across luxury hotels, cruises, group travel, and vacation packages, anchored by Five Star Alliance, featuring 5,000+ of the world’s finest properties, and TA Pipeline, a leading group travel and agent booking platform for Mexico and the Caribbean. At the top of the funnel, JOURNY reaches millions of consumers through streaming platforms, delivering travel inspiration and discovery, while Travel Magazine serves as a powerful mid-funnel anchor, deepening engagement through editorial content and guiding audiences toward high-value bookings, together creating a unique “content-to-commerce” model that drives transactions for travelers and measurable results for industry partners. NextTrip’s proposition, Watch. Scan. Book. Go., captures its mission to transform inspiration into action. For more information, visit www.nexttrip.com.

Forward-Looking Statement Disclaimer

This announcement contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934. For example, statements regarding the Company’s financial position, business strategy and other plans and objectives for future operations, and assumptions and predictions about future activities are all forward-looking statements. These statements are generally accompanied by words such as “intend,” anticipate,” “believe,” “estimate,” “potential(ly),” “continue,” “forecast,” “predict,” “plan,” “may,” “will,” “could,” “would,” “should,” “expect” or the negative of such terms or other comparable terminology.

The Company believes that the assumptions and expectations reflected in such forward-looking statements are reasonable, based on information available to it on the date hereof, but the Company cannot provide assurances that these assumptions and expectations will prove to have been correct or that the Company will take any action that the Company may presently be planning. However, these forward-looking statements are inherently subject to known and unknown risks and uncertainties. Actual results or experience may differ materially from those expected or anticipated in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, regulatory policies, available cash resources, competition from other similar businesses, and market and general economic factors.

Readers are urged to read the risk factors set forth in the Company’s filings with the United States Securities and Exchange Commission at https://www.sec.gov. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contacts

NextTrip, Inc

Richard Marshall

Director of Corporate Development

Richard.Marshall@nextTrip.com

MZ Group - MZ North America

Chris Tyson
Executive Vice President
949-491-8235
NTRP@mzgroup.us
www.mzgroup.us

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